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                                   Exhibit 11


                   Computation of Earnings Per Common Share.

                                A. SCHULMAN, INC.

                   COMPUTATION OF EARNINGS PER COMMON SHARE

                                             Year ended August 31,
                                             ---------------------
                                      1995            1994           1993
                                      ----            ----           ----
Net income                         $53,618,000     $44,571,000    $36,738,000

Dividends on preferred stock            54,000          54,000         54,000
                                   -----------     -----------    -----------
Net income applicable to
  common stock                     $53,564,000     $44,517,000    $36,684,000
                                   ===========     ===========    ===========

Weighted average number of
  shares of common stock
  outstanding, net of
  treasury shares                   37,544,408      37,438,118     37,325,547

Net income per share of
  common stock                           $1.43           $1.19          $ .98
                                         =====           =====          =====